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[CAMBREX LOGO]

News Release


Date:      August 2, 2006
Contact:   Anne-Marie Hess
           Sr. Director, Investor Relations & Corporate Communications
Phone:     201-804-3062
Email:     annemarie.hess@cambrex.com
Release:   Immediate


      GARY L. MOSSMAN, EXECUTIVE VICE PRESIDENT & CHIEF OPERATING OFFICER,
                              ANNOUNCES RETIREMENT

     East Rutherford, NJ - August 2, 2006 - Cambrex Corporation (NYSE: CBM) announces that Gary L. Mossman, Executive Vice President, Chief Operating Officer and President Cambrex Pharma, will retire effective August 31, 2006. Upon Mr. Mossman's retirement, Steven M. Klosk, Executive Vice President and Chief Operating Officer - Biopharma will assume responsibility for the Pharma business. Paulo Russolo, President - Cambrex Profarmaco, Shawn Cavanagh, Sr. Vice President and General Manager - Bioproducts and Steven M. Klosk, Executive Vice President and Chief Operating Officer - Biopharma & Pharma will report directly to James A. Mack, Chairman, President and Chief Executive Officer.

     Mr. Mack commented, "We were fortunate to have had Gary's experience and leadership over the last 3 1/2 years and he leaves the business extraordinarily well positioned for continued success in the years to come. We wish him all the best in his retirement."

About Cambrex

     Cambrex is a global, diversified life sciences company dedicated to providing products and services to accelerate and improve the discovery and commercialization of human therapeutics. The Company employs approximately 2,000 worldwide. For more information, please visit www.cambrex.com.

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Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073
Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com